Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 13, 2011, with respect to the financial statements included in the Annual Report on Form 10-K of US Dataworks, Inc. for the year ended March 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of US Dataworks, Inc. on Forms S-3, (File No. 333-121951, effective April 4, 2005, File No. 333-116134, effective July 22, 2004,  File No. 333-114307, effective April 4, 2005 and File No. 333-163216, effective January 11, 2010 ) and on Forms S-8 (File No. 333-117740, effective June 29, 2004,  File No. 117731, effective June 29, 2004,  File No. 102840, effective January 30, 2003, File No. 102842, effective January 30, 2003, and File No. 130986,  effective January 12, 2006 ).

/s/ GRANT THORNTON LLP
Houston, Texas
July 13, 2011